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                            EXHIBIT 11
            INTERSTATE/JOHNSON LANE, INC. AND SUBSIDIARIES
          STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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                                                            Year Ended September 30,
                                                           1994            1993         1992
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Net income per share was computed as follows:
Primary:
1) Income before extraordinary item and cumulative
   effect of a change in accounting principle             $7,865,909      10,365,048   $6,984,124
   Extraordinary item                                         -            3,997,000    2,992,000
   Cumulative effect of a change in accounting principle   3,059,000           -            -
   Net income                                            $10,924,909     $14,362,048   $9,976,124
2) Weighted average shares outstanding                     6,530,218       6,724,970    6,652,973
3) Incremental shares under stock options
   computed under the treasury stock method
   using the average market price of issuer's
   stock during the periods                                  115,303        100,198       152,274
4) Weighted average shares and common
   equivalent shares outstanding                           6,645,521      6,825,168     6,805,973
5) Weighted average shares outstanding
   which were used for calculation since
   dilution is less than 3%                                6,530,218      6,724,970     6,652,973
6) Income per share before extraordinary item
   (item 1 divided by item 5) and cumulative effect of a
   change in accounting principle                        $      1.20     $     1.54    $     1.05
   Extraordinary item per share                                  -             0.60          0.45
   Cumulative effect of a change in accounting principle
   per share                                                    0.47           -             -
   Net income per share                                  $      1.67     $     2.14    $     1.50

Fully Diluted:
1) Unadjusted income before extraordinary item
   and cumulative effect of a change in accounting
   principle                                             $ 7,865,909     $10,365,048   $ 6,984,124
2) Interest on convertible subordinated
   debentures, net of tax effect                             984,590       1,074,099     1,074,150
3) Adjusted income before extraordinary item and
   cumulative effect of a change in accounting principle   8,850,499      11,439,147     8,058,274
   Extraordinary item                                          -           3,997,000     2,992,000
   Cumulative effect of a change in accounting principle   3,059,000           -              -
   Adjusted net income                                   $11,909,499      15,436,147   $11,050,274
4) Weighted average shares outstanding                     6,530,218       6,724,970     6,652,973
5) Incremental shares under stock options computed
   under the treasury stock method using the higher
   of the average or ending market price of issuer's
   stock at the end of the periods                           115,303        126,824        155,597
6) Incremental shares relating to convertible
   subordinated debentures                                 1,183,042      1,183,042      1,183,042
7) Weighted average shares and common
   equivalent shares outstanding                           7,828,563      8,034,836      7,991,612
8) Income per share before extraordinary item
   (item 3 divided by item 7) and cumulative effect of a
   change in accounting principle                        $      1.13    $      1.42    $      1.01
   Extraordinary item per share                                   -            0.50           0.37
   Cumulative effect of a change in accounting principle
   per share                                                    0.39           -               -
   Net income per share                                  $      1.52    $      1.92   $       1.38
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